                                                               EXHIBIT (4)(a)(v)

                               [LOGO] METLIFE(R)

                      METROPOLITAN LIFE INSURANCE COMPANY
               (A Mutual Company Incorporated in New York State) in consideration of the contributions it receives under this contract, will pay the benefits of this contract according to its provisions. The trustee and MetLife execute this contract in duplicate to take effect as of the issue date.

--------------------------------------------------------------------------------

 GROUP ANNUITY CONTRACT NUMBER                        [S123456789]

 ISSUE DATE                                           [March 15, 1990]

 DATE FIRST CONTRACT YEAR ENDS                        [October 31, 1990]

 TRUSTEE                                              [XYZ Corporation]

 PLAN                                                 [Actual Plan Name]

 ADMINISTRATIVE FEE                                   [None]

--------------------------------------------------------------------------------

ALL VALUES PROVIDED BY THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT. AVAILABLE SEPARATE ACCOUNT INVESTMENT DIVISIONS AS OF THE CONTRACT DATE ARE SHOWN IN SECTION 5 OF THIS CONTRACT.



By______________________      Metropolitan Life Insurance Company

                              /s/ Christine N. Markussen

                              Christine N. Markussen, Vice-President & Secretary
________________________
Signature
                              /s/ Harry P. Kamen

________________________      Harry P. Kamen, Chairman, President
Title                         and Chief Executive Officer

________________________
Witness
                              ____________________________________
________________________      Registrar
Date                          ____________________________________
                              Date
________________________      ____________________________________
City and State                City and State


                      PLEASE READ THIS CONTRACT CAREFULLY
                        See Table of Contents on Page 1
             Group Multifunded Annuity Contract - Nonparticipating

                                  Cover Page

Form G.3002P

                     TABLE OF CONTENTS                           Page
                     -----------------

SECTION 1--WHAT DO THE BASIC TERMS USED IN THIS CONTRACT MEAN?.....2
--------------------------------------------------------------

SECTION 2--GENERAL PROVISIONS......................................3
-----------------------------
2.1 Does my contract contain all the provisions affecting me?......3
2.2 Will dividends be payable under my contract?...................3
2.3 How can I obtain information about my contract and its value?..4
2.4 Must I tell MetLife if the Plan no longer qualifies under
    Section 401 of the Code?.......................................4
2.5 Must I tell MetLife if there are changes in the Plan's provisions [or in the sponsorship of the
    Plan]?.........................................................4
2.6 May I assign or transfer this contract, or use it as
    collateral for a loan?.........................................4
2.7 Are administrative fees deducted from this contract?...........5
2.8 How are account balances recorded and to whom do these
    balances belong?...............................................5

SECTION 3--CONTRIBUTIONS...........................................5
------------------------
3.1 How are contributions allocated and how much money can be contributed under this contract?...............................5

SECTION 4--CREDITING OF INTEREST...................................6
--------------------------------
4.1 What is the Fixed Interest Account and how is interest
    credited to it?................................................6

SECTION 5--SEPARATE ACCOUNT........................................7
---------------------------
5.1 What investment divisions of the Separate Account are
    available?.....................................................7
5.2 What is the Separate Account and how does it operate?..........7

SECTION 6--TRANSFERS...............................................9
--------------------
6.1 Can money be transferred within this contract?.................9

SECTION 7--WITHDRAWALS.............................................9
----------------------
7.1 Can I make withdrawals?........................................9
7.2 Is there a charge for making a withdrawal?....................10
7.3 When is there no charge for making a withdrawal?..............11
7.4 What is our share of Plan Benefits and Loans?.................13
7.5 Examples of Withdrawals.......................................14

SECTION 8--DEATH BENEFIT..........................................15
------------------------
8.1 What happens if a participant dies before income payments start?........................................................15

SECTION [9]--INCOME PAYMENTS......................................15
----------------------------
[9.1] Will MetLife guarantee persons entitled to Plan benefits with income payments for as long as they live?..............15
[9.2] Will a certificate be provided for persons who receive income payments?...................................................16
[9.3] What happens if the payee dies after income payments start?.16 [9.4] How are the minimum income plan rates that are shown on pages [18 and 19] calculated?...............................16

[9.5]   What information must I furnish to MetLife for MetLife to
        provide income payments?..................................17
[9.6]   If I have a defined benefit plan, are income plans
        purchased for participants handled differently?...........17

SECTION [10]--INCOME PLAN RATES FOR DEFINED CONTRIBUTION PLANS....18
--------------------------------------------------------------

[SECTION [11]--INCOME PLAN RATES FOR DEFINED BENEFIT PLANS........19]
----------------------------------------------------------

                                  SECTION 1--
                                  -----------

     WHAT DO THE BASIC TERMS USED IN THIS CONTRACT MEAN?
     ---------------------------------------------------

1.1 "Account Balance" is the entire amount we hold under this contract for you.

[1.2 "Annuitant" is the person upon whose life an annuity has been purchased by you under this contract.]

1.3     "Code" is the Internal Revenue Code of 1986 as amended from   time to
        time.

[1.4 "Contract Year" for the first year is measured from the issue date and will continue until the date specified on the cover page. Each new contract year begins on the next day and continues for 12 months. For example, if the issue date is May 15, 1995 and the first contract year ends March 31, 1996, the second contract year begins April 1, 1996. The contract anniversary will be May 15th.]

1.5 "Contribution" is money received by us under your contract on behalf of the participants, whether sent by you or under a transfer or exchange. A contribution in the Fixed Interest Account includes for interest crediting, any transfers from the Separate Account.

[1.6 "Contribution Year" for any contribution, for the first year, is measured from the date we receive it in our designated office and continues until the last day of the month in which the anniversary of such receipt occurs. Each new contribution year begins on the first day of the next month (this works much like contract years, except that contribution years are determined separately for each contribution).]

1.7 "Designated Office" is the administrative unit servicing your contract. It is currently [the Retirement and Savings Center, Metropolitan Life Insurance Company, One Madison Avenue, New York, N.Y. 10010]. If we choose another area to service your contract, we will inform you of the address.

1.8 "Funding Options" refer to [the Metropolitan Series Fund, Inc., the Calvert Responsibly Invested Balanced Portfolio, the Calvert Capital Accumulation Portfolio, and Fidelity's Variable Insurance Products Fund and Variable Insurance Products Fund II. All are either mutual funds or series of mutual funds used only for insurance and annuity contracts such as this one. The Metropolitan Series Fund and Fidelity's Variable Insurance Products Fund and Variable Insurance Products Fund II are divided into portfolios each of which has its own investment objectives].

1.9 "Investment Divisions" are part of the Separate Account. Each division invests in a corresponding portfolio or series of the Funding Options, rather than investing directly in stocks, bonds or other investments. Thus, the investment experience of each division will generally be the same as that of the corresponding portfolio or series, reduced by charges under this contract for services and benefits we provide.
        Section 5.1 shows the available divisions. We will tell you about any changes.

1.10 "Participant" is an employee of an employer for whom we hold a participant's account balance. A person will cease to be a participant whenever we no longer hold a participant's account balance for that person.

1.11 "Participant's Account Balance" is the recorded share of the Contract's Account Balance attributable to a participant.

1.12 "Qualified Plan" is a plan which meets the requirements of Section 401 of the code, was established by the employer for the exclusive benefit of its employees or their beneficiaries, and makes it impossible, before the satisfaction of all liabilities with respect to such employees and their beneficiaries, for any part of the plan assets, including income, to be diverted to purposes other than for their exclusive benefit.

[1.13] "We", "Us", "Our" and "MetLife" refer to Metropolitan Life Insurance Company.

[1.14] "You", "Your", "Me", "My" or "I" refer to the plan's trustee [or, where there is no trustee, the plan administrator,] who may exercise all rights under this contract.

                         SECTION 2--GENERAL PROVISIONS
                         -----------------------------

2.1     Does my contract contain all the provisions affecting me?
        ---------------------------------------------------------

        Yes. We will never contest the validity of this contract. Changes in it may only be made in writing by our President, Secretary or Vice-President. No provision may be waived or changed for us by any of our other employees, representatives or agents.

2.2     Will dividends be payable under my contract?
        --------------------------------------------

        No. Your contract is nonparticipating and does not share in any distribution of our surplus. All of our additions to your account balance will be made as earnings.

2.3     How can I obtain information about my contract and its value?
        -------------------------------------------------------------

        [At least twice each contract year we will send you a statement for each participant with details on contributions, values, withdrawals, and other information about your contract.

        Anytime you have to tell us something (e.g., to request additional information or to make withdrawals), you must send written notice to our designated office unless we have set up some other procedure, such as notice by telephone.]

2.4     Must I tell MetLife if the Plan no longer qualifies under Section 401 of
        ------------------------------------------------------------------------
        the Code?
        ---------

        Yes. You have told us that the Plan qualifies under Section 401 of the Code. You will tell us if it ceases to be qualified. If this occurs, we may end this contract and pay you the [account balance] [full withdrawal value as if you had asked for a full cash withdrawal.]

2.5     Must I tell MetLife if there are changes in the Plan's provisions[, or
        ----------------------------------------------------------------------
        in the sponsorship of the Plan]?
        --------------------------------

        Yes. We have issued this contract based on the Plan's provisions[, and the sponsorship of the Plan] as of the Issue Date. If the Plan's provisions, administration [or sponsorship] change after the issue date, you must tell us.

        If it is determined that MetLife's financial experience and obligations under this contract would be adversely affected as a result of such changes, MetLife may [choose either to restrict or prohibit future contributions] [fulfill its obligations under the terms of this contract based on the Plan's provisions and administrative practices in effect as of the Issue Date] [charge the trustee and, to the extent not paid by the trustee, withdraw on a pro-rata basis from participant account balances the amount necessary to compensate us for the loss or losses that we in our sole discretion determine we incurred as a result of such changes], or end this contract and pay you the [account balance] [full withdrawal value as if you had asked for a full cash withdrawal] .

2.6     May I assign or transfer this contract, or use it as collateral for a
        ---------------------------------------------------------------------
        loan?
        -----

        No. This contract and amounts paid under it are not transferrable and may not be assigned, sold, discounted or pledged as collateral for a loan. To the extent permitted by law, no amount payable under this contract is subject to legal process or attachment for payment of any claim against any payee. This provision will not prevent assignment of this contract to the sponsor or a trustee of the Plan, or those of another plan if the Plan is consolidated or merged with such other plan.

[2.7    Are administrative fees deducted from this contract?
        ----------------------------------------------------

        The annual administrative fee, if any, for the first contract year is shown on the cover page. If none is shown and if an administrative fee will be charged for a future contract year, we will tell you in writing at least [30] days in advance.

        If an administrative fee is charged, it will be charged at the end of each contract year. The administrative fee will never exceed [$20] per contract year per participant and will be deducted from your Fixed Interest Account on a "first-in, first out" basis from contributions and then from earnings, but only if a participant's Fixed Interest Account balance is less than [$10,000] [and no contributions were received during the contract year]. If the participant's Fixed Interest Account balance is less than [$20] at the end of a contract year, we will waive the fee. We will also waive any fee due when the participant's account balance is fully withdrawn. No administrative fee applies to the Separate Account.

        We may change the date on which the administrative fee is deducted to the contract anniversary. If we do so, we will tell you in advance.]

2.8     How are account balances recorded and to whom do these balances belong?
        -----------------------------------------------------------------------

        We will maintain records of amounts contributed under this contract for each participant. These records are for bookkeeping purposes only and do not give the participant any rights under this contract.

                            SECTION 3--CONTRIBUTIONS
                            ------------------------

3.1     How are contributions allocated and how much money can be contributed
        ---------------------------------------------------------------------
        under this contract?
        --------------------

        Contributions may be made at any time while this contract is in effect [unless the Plan is a profit sharing plan, in which case you may make a maximum of two contributions per contract year (total for all participants). We may either return additional contributions or agree to take them]. [However, we will not accept contributions after you have requested a full withdrawal or systematic termination.] You must identify the participants on behalf of whom the contributions are made. All contributions should be sent to our designated office.

        [You choose how contributions for each participant are allocated among the Fixed Interest Account and the investment divisions of the Separate Account. You may change your allocation for new contributions by telling us.

        The change will be made upon receipt, unless you specify a later date, which may be up to 30 days after we receive the request. Allocations must be in whole number percentages (e.g., 33 1/3% cannot be chosen).]

        The lifetime maximum per participant for all contributions is [$500,000]. We may either return amounts which are above this limit or agree to take them. We may change the maximum by telling you in writing at least 90 days in advance.

                        SECTION 4--CREDITING OF INTEREST
                        --------------------------------

4.1     What is the Fixed Interest Account and how is interest credited to it?
        ----------------------------------------------------------------------

        The Fixed Interest Account guarantees both your principal and your interest (subject to any charges that may apply) without regard to any investment results. The interest rates are set in advance and are "locked-in" without regard to changing economic conditions.

        Interest on each contribution allocated to the Fixed Interest Account will be credited from the date the contribution is received at our designated office or transferred to the Fixed Interest Account. Interest will be credited on amounts in a participant's Fixed Interest Account balance until the earliest of:
        (a) the dates the amounts are withdrawn or transferred to the Separate Account, or
        (b) the date you ask us to use the amounts to start making income payments to any person entitled to Plan benefits, or
        (c) the date the death benefit is paid on account of the participant's death.

        Interest rates for amounts allocated to the Fixed Interest Account will be set by us [from time to time] [as of each January 1, April 1, July 1 and October 1.] The declared rate in effect when an amount is added to the Fixed Interest Account balance will be credited on that amount from the date it is added until the last day of the [contract year in which it is added] [calendar year following the year in which it is added] [month in which the anniversary of that contribution occurs].

        Thereafter, we will set interest rates for these contributions (and earnings on them) on or before the first day of each [contract] [calendar] [contribution] year to be credited through the last day of such year.

        We may credit a different interest rate on transfers from other funds or funding options than we do on other contributions and transfers from the Separate Account. The rates for new contributions and transfers from the Separate Account may be different than the rates credited on amounts already in the Fixed Interest Account. The rates may also vary depending on the amount of your account balance. None of our interest rates will ever be less than 3%.

        The interest rates we declare are "annual effective yields". The actual rates we use on a day-to-day basis are slightly lower, but, if the contribution is left in your contract for a full year, it will grow by the full amount of the interest rate we declared, because we compound interest daily.

                         SECTION 5-- SEPARATE ACCOUNT
                         ----------------------------

5.1     What investment divisions of the Separate Account are available?
        ----------------------------------------------------------------

        For this contract, the divisions include [the Metropolitan Growth, Income, Money Market, Diversified, Aggressive Growth, International Stock and Stock Index Divisions; the Fidelity Growth, Overseas, Equity-Income, Investment Grade Bond, Money Market and Asset Manager Divisions; and the Calvert Responsibly Invested Balanced and Capital Accumulation Divisions].

5.2     What is the Separate Account and how does it operate?
        -----------------------------------------------------

        It is Metropolitan Life Separate Account [F] [E], an investment account we maintain separate from our other assets.

        We own the assets in the Separate Account. The Separate Account will not be charged with liabilities that arise from any other business that we conduct. We will add amounts to the Separate Account from this contract and from other contracts of ours.

        The Separate Account is divided into investment divisions, each of which buys shares in a corresponding portfolio or series of the Funding Options. Thus, the Separate Account does not invest directly in stocks, bonds, etc., but leaves such investments to the Funding Options to make. The Funding Options are also bought by other separate accounts of ours, our affiliates and other insurance companies.

        We keep track of each investment division of the Separate Account separately, using accumulation units. When you put money into an investment division, we give you accumulation units. When you take money out of the investment division, we reduce the number of your accumulation units. In either case, the number of accumulation units you gain or lose is determined by taking the dollar amount of the contribution, transfer or withdrawal and dividing it by the value of an accumulation unit at the time of the transaction. Thus, if you transfer in $5,000, and the value of an accumulation unit is $100, you will get 50 accumulation units.

        Initially, we set the value of each accumulation unit. At the end of each valuation period, we then revise it by taking the net asset value of a share in the applicable Funding Options portfolio or series at the end of the valuation period, add any Funding Options dividend or capital gain distribution during the valuation period, subtract any per share charge for taxes and reserves for taxes, and divide this total by the net asset value of a share of the same portfolio or series at the start of the valuation period. Then we subtract a charge not to exceed [.000034035] per day (an effective annual rate of [1.25%]) for administrative expenses and mortality and expense risks we assume under the contract. This calculation results in a factor that we multiply the previous accumulation unit value by in order to determine the new accumulation unit value.

        A valuation period is the period between one calculation of an accumulation unit value and the next calculation. Normally, we calculate accumulation units once each day the New York Stock Exchange is open for trading, but we can delay this determination if an emergency exists, making valuation of assets in the Separate Account not reasonably practicable, or the Securities and Exchange Commission permits such deferral. We may change when we calculate the accumulation unit value by giving you 30 days notice, to the extent permitted by law.

        Amounts added to the Separate Account will be credited as of the end of the valuation period during which we receive them at our designated office or they are transferred from the Fixed Interest Account. Additions to or withdrawals from an investment division may only be made as of the end of a valuation period.

        We may make certain changes to the Separate Account if we think they would best serve the interests of participants in or owners of similar contracts or would be appropriate in carrying out the purposes of such contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

        Examples of the changes to the Separate Account that we may make include:

        o To transfer any assets in an investment division to another investment division, or to one or more other separate accounts, or to our general account; or to add, combine, or remove investment divisions in the Separate Account.

        o To substitute, for the Funding Options shares held in any investment division, the shares of another class of the Metropolitan Series Fund, Inc. or the shares of any other investment permitted by law.

        If any changes result in material change in the underlying investments of an investment division to which an amount is allocated under the contract, we will notify you of the change. You may then make a new choice of investment divisions.

                             SECTION 6--TRANSFERS
                             --------------------

6.1     Can money be transferred within this contract?
        ----------------------------------------------

        Yes. An unlimited number of transfers can be made between investment divisions of the Separate Account, from an investment division to the Fixed Interest Account, or from the Fixed Interest Account to an investment division [. with the following exception. Only one transfer per contract year per participant can be made from the Fixed Interest Account to the Separate Account and only up to 20% of the Fixed Interest Account balance may be transferred.]

        You can make transfers on behalf of each participant by telling us and specifying which participant's account balance is to be transferred. [Transfers from the Fixed Interest Account may be subject to a withdrawal charge described in Section [7.2].]

        If you make a transfer from the Fixed Interest Account, we will determine which contributions and earnings to take it from as if it was a withdrawal from the participant's account balance. If you transfer money from the Fixed Interest Account to the Separate Account and then you transfer money from the Separate Account to the Fixed Interest Account (or from the Separate Account to the Fixed Interest Account and then from the Fixed Interest Account to the Separate Account) within 12 months, this will be treated as a return of the same money (whether or not it really is). Thus, after the transfer into the Fixed Interest Account, it will earn the same interest rate that it would have been earning had neither transfer ever taken place. Any amounts in excess of the original transfer and any amounts transferred back to the Fixed Interest Account more than 12 months after the first transfer will be treated as a new contribution to the Fixed Interest Account and will earn the then current interest rate for new contributions.

                            SECTION 7--WITHDRAWALS
                            ----------------------

7.1     Can I make withdrawals?
        -----------------------

        Yes. To request a withdrawal you may contact our designated office. Any withdrawal request must be signed by you, must clearly state the name of the participant whose account balance is to be reduced by the withdrawal and must show the account (and investment division, if any) from which the withdrawal is to be made. The minimum withdrawal is [$500] or the participant's entire account balance if less. Any withdrawal will completely discharge our liability for the amount withdrawn. [Withdrawals from different participant account balances are treated as separate withdrawals].

        [You have instructed us to deduct a [$25] recordkeeping fee from your account balance [annually at the end of each contract year on a "first-in", first out" basis from contributions and then from interest on such contributions,] [to be paid to us in accordance with the terms of your plan]. We have agreed to do so until we are directed otherwise by you. [All such withdrawals will not be subject to any applicable withdrawal charge.] [Such fee will be sent by us directly to the third party service provider specified by you]. The fee is a requirement of your Plan and is not a contract charge imposed by MetLife.]
                    ---

7.2     Is there a charge for making a withdrawal?
        ------------------------------------------

        [No withdrawal charge applies unless additional funding options are made available to you under the Plan.

        If the Plan offers funding options that are different than those offered as of the contract date, we may impose withdrawal charges. If we do so, we will tell you in writing at least [90] days in advance of the date they are imposed. If they are imposed, the following paragraph will apply as will the various exceptions found in Section 7.3.]

        [Yes, [for withdrawals from the Fixed Interest Account,] with various exceptions explained below.] [There are no charges for withdrawals from an investment division.] [To determine the withdrawal charge, we treat the participant's account balance as if it were a single account, and ignore both your actual allocations and what account or division the withdrawal is actually coming from.]

        If you make a partial withdrawal [from the Fixed Interest Account], we will first withdraw contributions that can be withdrawn [from the Fixed Interest Account] with no withdrawal charge, then withdraw other contributions [from the Fixed Interest Account] and, finally, we will withdraw earnings, in each case, on a "first-in, first-out" (FIFO) basis. Once we have determined the amount of the withdrawal charge (as explained below), we will actually withdraw it from [each account and investment division in the same proportion as the withdrawal that is being made] [the Fixed Interest Account]. In determining what the withdrawal charge is, we do not include earnings, although the actual money to pay the withdrawal charge may come from earnings. The withdrawal charge for any contribution [in the Fixed Interest Account] is based on the length of time it was in the contract as shown in the following table:

        -------------------------------------------------
                  During Contribution Year

              [1   2   3   4   5   6   7   8  &
                                          beyond
              7%  6%  5%  4%  3%  2%  1%  0%]
        -------------------------------------------------

        [A contribution in the Fixed Interest Account includes any transfers from the Separate Account. These are treated as being received as of the date of the transfer.]

        For partial withdrawals [from the participant's Fixed Interest Account], we pay you what you ask for and apply the withdrawal charge by reducing the participant's [Fixed Interest Account] [account] balance by a larger amount, as follows: the amount to which no withdrawal charge applies, plus the amount to which a withdrawal charge applies divided by 100% minus the percentage shown above (so that if the percentage is 7% we divide by 93%). If the participant's [Fixed Interest Account] [account balance in any investment division or account] is not sufficient to allow us to make a partial withdrawal and deduct the withdrawal charge, we will treat your request as a request for a full withdrawal.

        For full withdrawals [from the Fixed Interest Account], we multiply each amount to which the withdrawal charge applies by the percentage shown above, keep the resulting amount as a withdrawal charge and pay you the rest.

7.3     When is there no charge for making a withdrawal [from the Fixed
        ---------------------------------------------------------------
        Interest Account]?
        ------------------

        [A full withdrawal of a participant's [Fixed Interest Account] [account] balance may be made without an early withdrawal charge if you tell us of your intention to make a full withdrawal and the participant's [Fixed Interest Account] [account] balance is paid annually over four years ("systematic termination") as follows:
        (i) 20% of the participant's [Fixed Interest Account] [account] balance upon receipt of the request (however, if you already made a partial withdrawal from that participant's [Fixed Interest Account] [account] balance in the same contract year, we will reduce this first installment by the amount of that partial withdrawal);
        (ii) 25% of the participant's then current [Fixed Interest Account] [account] balance one year later;
        (iii) 33 1/3% of the participant's then current [Fixed Interest Account] [account] balance two years later;
        (iv) 50% of the participant's then current [Fixed Interest Account] [account] balance three years later; and
        (v) the remainder of the participant's then current [Fixed Interest Account] [account] balance four years later.

        [You may cancel the remaining withdrawal at any time, but if you do so, any new full withdrawal would be paid over a new four year period.]

        Full withdrawals [from the Fixed Interest Account] over fewer than four years or for amounts in excess of the percentages shown above may be made, but the excess amount is subject to the withdrawal charges described above.

        [Also, withdrawal charges will not apply to any withdrawal   [from the
        Fixed Interest Account]:
        (a) to make a payment to a participant that is necessary to avoid Federal income tax penalties or to satisfy Federal income tax rules or Department of Labor regulations;
        (b) made in order for us to provide income payments for life, or for a period of five years or more if the payments cannot be accelerated;
        (c) resulting from Plan termination, provided the account balance is rolled over into another contract or certificate issued by us or approved in advance by us;
        (d) to make direct transfers to any funding option permitted by the Plan and pre-approved by us; or
        (e) to provide our share of Plan benefits or loans (if the Plan permits participants to borrow) to Plan participants;
        (f) of: (i) for any participant, [contributions to which withdrawal charges no longer apply] [those amounts, if any, that can be withdrawn without a withdrawal charge], and (ii) [upon your first withdrawal] for that participant in any contract year, [any extra amounts needed to make [this] [the] exemption equal [20%] of the participant's [Fixed Interest Account] [account] balance [of any transfer or exchange amount contributed into the contract from other investment vehicles on a tax-free basis]]. For example, if a participant's [Fixed Interest Account] [account] balance [from any transfer or exchange amount] is $20,000, the maximum amount that may be withdrawn under this provision on behalf of that participant in any contract year (assuming no prior withdrawals during that contract year) is [$4,000] (i.e.,[20%] of $20,000) [provided such withdrawal is the first withdrawal on behalf of that participant]. If the maximum amount is withdrawn on the first withdrawal, no further withdrawals are permitted under this provision for that participant during that contract year. If less than the maximum amount is taken on the first withdrawal (say $[2,000] or [10]% of the participant's [Fixed Interest Account] [account balance] [transfer or exchange contributions]), then [subsequent withdrawals without a withdrawal charge during the contract year will be permitted. If at the time of the next withdrawal within the same contract year the participant's [Fixed Interest Account] [account] balance is $[19,000], then the maximum additional amount that may be withdrawn under this provision is $[1,900] (i.e. [10]% of $[19,000]). Thus, in this example, there would have been two
              withdrawals of [10]% each for a total of [20]% during the contract year.] [No further withdrawals will be permitted without a withdrawal charge during the contract year]. Any withdrawal of amounts in excess of the [20%] per contract year is subject to the withdrawal charges described above.]
        (g)   At any other time, if we agree in writing that none will apply.]

        [In addition, no withdrawal charge will apply to any withdrawal made to pay our share of Plan benefits (see Section 7.4) because of the:
        (h)   death of a participant;
        (i) disability of a participant, [but only if he or she is totally disabled as defined in the Plan or, if not defined in the Plan], as defined under the Federal Social Security laws;

        (j) termination of employment or retirement of a participant [who has had a participant's account balance under this contract for at least [7] continuous years or fewer, if we agree in writing]; pursuant to the Plan's written provisions, or, if no provisions exist, after the tenth contract year [provided that participant has attained age 55] (as verified in writing in a form acceptable to us), [except for amounts transferred into the contract from other investment vehicles on a tax-free basis];and
        (k) unforseen hardship encountered by a participant (as verified in writing in a form acceptable to us).]

        Except for systematic terminations and withdrawals pursuant to the exemptions above, any other withdrawal [from the Fixed Interest Account] is subject to the withdrawal charges described above in Section 7.2.]

        Proof of these facts, as well as proof of the share of the account balance attributable to the participant, and proof of our share of plan money satisfactory to us must be given to us if we ask for it.

        To the extent required by law, we have the right to delay paying any cash withdrawals from the Fixed Interest Account for up to six months. We do not intend to do this, except in an extreme emergency. We would, of course, credit interest during any delay.

[7.4    What is our share of Plan Benefits and Loans?
        ---------------------------------------------

        If all of the Plan's money is under this contract, it is 100%. Otherwise, it is the percentage of the Plan's money that is under this contract. If the Plan has more than one fund into which contributions can be allocated, each fund will be treated as a separate plan for this purpose. Thus, if we have 80% of the Plan's "Fixed Income Fund" but none of its "Employer Stock Fund", our share is 80% of withdrawals from the Fixed Income Fund and 0% of withdrawals from the Employer Stock Fund.]

 7.5    Examples of Withdrawals
        -----------------------

        [Assume four contributions of $2,000 each allocated 50% to the participant's Fixed Interest Account and 50% to the Growth Division of the Separate Account and the following participant's account balance and applicable withdrawal charges:

        [Contribution       1     2     3     4
        Charge              1%    3%    5%    7%
        Participant's Total Account Balance            $10,930

        If you request a withdrawal in a contract year (subject to a withdrawal charge) of $3,500, we would take the amount of the requested withdrawal from the older contributions first (contributions 1 and 2). We would pay you $3,500 and reduce the participant's account balance by $3,566.59. $3,566.59 is calculated by taking the first $2,000 contribution (the fact that only half of it went to the Growth Division does not matter-- we are treating the contract as if it were a single account) divided by .99 (i.e., 100%-1%) plus $1,500 from the second contribution divided by .97 (i.e., 100%-3%). Your new account balance is $7,363.41, the first contribution has been paid out and the second contribution has been reduced to $433.41.

        If you then request a full withdrawal, the withdrawal charge would be $253 i.e., ($433.41 x .03)+($2,000 x .05)+($2,000 x .07); and we pay you
        $7,110.41 (i.e., $7,363.41-$253).]

        [Contribution    1     2     3     4
        Charge           0%    3%    5%    7%
        Participant's Total Account Balance            $10,930
        Participant's Fixed Interest Account Balance   $ 5,380

        Assume the [20%] free withdrawal had been taken previously. You now ask for $2,000 from the participant's Fixed Interest Account.

        To determine the charge we first take the $1,000 contribution in the participant's Fixed Interest Account that can be withdrawn with no charge. We then take $1,000 from the second Fixed Interest Account contribution (with a 3% withdrawal charge) and divide this $1,000 by 97%. The result is $1,030.93. Since the total of these two numbers $2,030.93, and you asked for $2,000, the extra $30.93 is the withdrawal charge. We take both the $2,000 and the $30.93 from the participant's Fixed Interest Account. The participant's Fixed Interest Account balance is now $3,349.07

        If you then take a full withdrawal from the participant's Fixed Interest Account, we multiply the remaining $969.07 from the third $1,000 Fixed Interest Account contribution by 5% ($48.45), and the fourth $1,000 Fixed Interest Account contribution by 7% ($70). No charge applies to the interest. Thus we withdraw 4118.45 as the withdrawal charge, and pay you the remaining $3,230.62. ]]

                           SECTION 8--DEATH BENEFIT
                           ------------------------

8.1     What happens if a participant dies before income payments start?
        ----------------------------------------------------------------

        After we receive proof of death and a properly completed claim form, we will pay the death benefit to [the participant's beneficiary if you have authorized us to do so] [you]. This amount may instead be applied to purchase an income plan as described in Section [9] upon your authorization. The income plan must begin by December 31st of the calendar year immediately following the calendar year of the participant's death; however, if the income plan is being purchased for the participant's spouse it may begin by December 31st of the calendar year in which the participant would have attained age 70 1/2. The payment period may not exceed the beneficiary's life or life expectancy.

        The death benefit for each participant is [the greatest of:
        a. The participant's entire account balance as of the date we receive proof of death and a properly completed claim form (no withdrawal charge will apply and no administrative fee, if any, will be deducted);
              or
        b. The total contributions made, less any partial withdrawals, for that participant; or
        c. The highest participant's account balance as of the end of the calendar year in which any prior quinquennial (5th, 10th, 15th, etc.) anniversary of the first contribution on behalf of that participant occurred, less any later partial withdrawals and any applicable administrative fees deducted from the participant's account balance].

                         SECTION [9]--INCOME PAYMENTS
                         ----------------------------

[9.1]   Will MetLife guarantee persons entitled to Plan benefits with income
        --------------------------------------------------------------------
        payments for as long as they live?
        ----------------------------------

        Yes. We will make income payments guaranteed for life to persons entitled to Plan benefits on a monthly, quarterly, semiannual or annual basis if requested. These payments may also be guaranteed for at least five years, but not beyond the payee's life expectancy or the joint life expectancy if there is more than one payee.

        Other income plans which provide payments for a stated amount or a stated number of years are also available. The amount of each payment under an income plan must be at least [$50].


        Persons entitled to Plan benefits may begin receiving income payments at any date you choose which occurs after the issue date provided you give us at least [30] days advance notice.

        However, payments must commence no later than the April 1st of the calendar year in which the participant attains age 70 1/2, or at a later date if permitted by law. We will send you information and the necessary forms to sign, upon receipt of your request at our designated office. Once income payments start, neither you nor the payee will be able to change the choice of income plan.

        Notwithstanding any provisions in this contract to the contrary, the distribution of a participant's account balance will be in accordance with any applicable federal rules and regulations, including the Retirement Equity Act of 1984. The requirements of Code Section 401(a)(9) and the Regulations thereunder, including the incidental death benefit requirements of Regulation Section 1.401(a)(9)-2 will apply.

[9.2]   Will a certificate be provided for persons who receive income payments?
        -----------------------------------------------------------------------

        Yes. MetLife will issue [to the trustee], for delivery to each person to whom annuity benefits are being paid under this contract, an individual certificate outlining the benefits payable under the income plan.

[9.3]   What happens if the payee dies after income payments start?
        -----------------------------------------------------------

        After we receive proof of death and a properly completed claim form, income payments will continue to the payee's beneficiary for the balance of the guaranteed period, if any, depending on the income plan selected. If the guaranteed period has already ended, no further payments will be made. If an estate (or other non-natural person) becomes entitled to payment, we will pay the value of any remaining payments, computed as of the date of death using the interest rate we used to set those payments, in a lump-sum to such entity.

        After income payments start, we may require proof that the payee is alive on the due date of each income payment.


[9.4]   How are the minimum income plan rates that are shown on pages [18 and
        ---------------------------------------------------------------------
        19] calculated?
        ---------------

        The minimum amount of life income payments are calculated based on a guaranteed interest rate of 3% and the 1983 Individual Mortality Table a (Metropolitan Adjusted). The minimum amounts of term certain payments are based on a guaranteed interest rate of 3%. Such values are at least equal to those required by the law of the state where the contract was delivered. Actual payments will not be less than those we would provide to a person in the same class under a single payment immediate annuity bought with an equal amount at the time income payments start.

[9.5]   What information must I furnish to MetLife for MetLife to provide income
        ------------------------------------------------------------------------
        payments?
        ---------

        In addition to the type of income plan being chosen, you must provide the social security number, date of birth, sex (if relevant), marital status and address of the annuitant, beneficiary, and any survivor annuitant. We have he to require proof of dates of birth in a form that is satisfactory to us.

[[9.6]  If I have a defined benefit plan, are income plans purchased for
        ----------------------------------------------------------------
        participants handled differently?
        ---------------------------------

        Any income plan purchased under a defined benefit plan (see Section [11]) may be terminated, suspended, or reduced because of: (i) Plan provisions; (ii) provisions of the Code; or (iii) requirements of the Pension Benefit Guaranty Corporation, as they exist now or are later amended. No income plan will be terminated, suspended, or reduced because of Plan provisions, unless you certify to us that such provisions are in effect at the time the income payments start. In the event the income plan is terminated, suspended, or reduced, we will determine the refund to be paid to whomever you designate.]

                                 SECTION 10--
                                 ------------
               INCOME PLAN RATES FOR DEFINED CONTRIBUTION PLANS
               ------------------------------------------------


Annuitant's       Monthly Income Payments Per $1,000 of Consideration
                  ---------------------------------------------------
Exact Age on      LIFE INCOME         TERM CERTAIN AND LIFE INCOME
Date of Purchase                      If Term Certain Period is:
of Income Plan                   10 Years    15 Years    20 Years
   55               $3.85         $3.83       $3.80        $3.75
   56               $3.91         $3.89       $3.85        $3.80
   57               $3.98         $3.95       $3.91        $3.85
   58               $4.05         $4.01       $3.97        $3.91
   59               $4.12         $4.08       $4.03        $3.96
   60               $4.19         $4.15       $4.10        $4.02
   61               $4.27         $4.23       $4.17        $4.08
   62               $4.36         $4.31       $4.24        $4.14
   63               $4.45         $4.39       $4.31        $4.20
   64               $4.54         $4.48       $4.39        $4.26
   65               $4.64         $4.57       $4.47        $4.33
   66               $4.75         $4.67       $4.55        $4.39
   67               $4.86         $4.77       $4.64        $4.46
   68               $4.99         $4.88       $4.73        $4.52
   69               $5.11         $4.99       $4.82        $4.59
   70               $5.25         $5.11       $4.92        $4.65

JOINT AND SURVIVOR LIFE INCOME PLAN
                   Monthly Income Payment to Primary Annuitant
Annuitants'        per $1,000 of Consideration if Percentage
Exact Ages on      of Monthly Income Payment Payable to the
Date of Purchase   Survivor Annuitant is:
of Income Plan*        50%       66 2/3%       75%         100%

   55 and 60        $3.68         $3.63       $3.60        $3.52
   60 and 55        $3.83         $3.72       $3.67        $3.52
   60 and 60        $3.91         $3.82       $3.78        $3.66
   60 and 65        $3.97         $3.91       $3.87        $3.78
   65 and 60        $4.16         $4.03       $3.96        $3.78
   65 and 65        $4.26         $4.15       $4.10        $3.94
   70 and 65        $4.61         $4.43       $4.35        $4.11
   70 and 70        $4.76         $4.61       $4.54        $4.35
* In each pair of ages, the first age is the primary annuitant's age and the second age is the survivor annuitant's age.

TERM CERTAIN INCOME PLAN

Monthly Income Payment Per $1,000 of Consideration
--------------------------------------------------
If Term Certain Period is:
              10 Years    15 Years    20 Years
               $9.37       $6.70        $5.37

   [SECTION 11--INCOME PLAN RATES FOR DEFINED BENEFIT PLANS
   --------------------------------------------------------

Annuitant's      Monthly Income Payments Per $1,000 of Consideration
                 ---------------------------------------------------
Exact Age on      LIFE INCOME         TERM CERTAIN AND LIFE INCOME
Date of Purchase                       If Term Certain Period is:
of Income Plan                   10 Years    15 Years     20 Years
                 Male   Female Male  Female Male  Female Male  Female
   55            $4.02  $3.69  $3.98 $3.68  $3.94 $3.66  $3.87 $3.63
   56            $4.09  $3.75  $4.05 $3.73  $4.00 $3.71  $3.93 $3.68
   57            $4.16  $3.81  $4.12 $3.79  $4.06 $3.76  $3.98 $3.73
   58            $4.24  $3.87  $4.19 $3.85  $4.13 $3.82  $4.04 $3.78
   59            $4.32  $3.93  $4.26 $3.91  $4.19 $3.88  $4.10 $3.83
   60            $4.40  $4.00  $4.34 $3.97  $4.26 $3.94  $4.15 $3.89
   61            $4.49  $4.07  $4.42 $4.04  $4.34 $4.00  $4.21 $3.94
   62            $4.58  $4.14  $4.51 $4.11  $4.41 $4.07  $4.28 $4.00
   63            $4.68  $4.22  $4.60 $4.19  $4.49 $4.14  $4.34 $4.06
   64            $4.79  $4.31  $4.70 $4.27  $4.57 $4.21  $4.40 $4.12
   65            $4.90  $4.40  $4.80 $4.35  $4.66 $4.29        $4.19
   66            $5.02  $4.49  $4.90 $4.44  $4.75 $4.37        $4.26
   67            $5.15  $4.60  $5.02 $4.54  $4.84 $4.45        $4.32
   68            $5.29  $4.71  $5.13 $4.64  $4.93 $4.54
   69            $5.44  $4.82  $5.26 $4.74  $5.03 $4.63
   70            $5.59  $4.94  $5.39 $4.85  $5.12 $4.72

JOINT AND SURVIVOR LIFE INCOME PLAN
                   Monthly Income Payment to Primary Annuitant
Annuitants'        per $1,000 of Consideration if Percentage
Exact Ages on      of Monthly Income Payment Payable to the
Date of Purchase   Survivor Annuitant is:
of Income Plan*       50%      66 2/3%      75%       100%

 55 M and 60 F     $3.76       $3.67     $3.62      $3.49
 60 M and 55 F     $3.92       $3.76     $3.68      $3.44
 60 M and 60 F     $4.00       $3.87     $3.80      $3.60
 60 M and 65 F     $4.07       $3.96     $3.91      $3.74
 65 M and 60 F     $4.29       $4.09     $3.99      $3.68
 65 M and 65 F     $4.38       $4.21     $4.12      $3.86
 70 M and 65 F     $4.79       $4.52     $4.38      $3.98
 70 M and 70 F     $4.92       $4.69     $4.58      $4.24
* In each pair of ages, the first age is the primary annuitant's age and the second age is the survivor annuitant's age.

TERM CERTAIN INCOME PLAN

         Monthly Income Payment Per $1,000 of Consideration
         --------------------------------------------------
                 If Term Certain Period is:
              10 Years    15 Years    20 Years
               $9.37       $6.70        $5.37


                                                                               ]